CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Nile Capital Investment Trust and to the use of our report dated May 27, 2016 on the financial statements and financial highlights of Nile Africa, Frontier and Emerging Fund, a series of shares of beneficial interest in the Nile Capital Investment Trust.  Such financial statements and financial highlights appear in the March 31, 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

                                                                                                 BBD, LLP

Philadelphia, Pennsylvania

July 27, 2016